Exhibit 99.3

ITEM 8. FINANCIAL STATEMENTS

(excluding Supplementary Data)

INCOME STATEMENTS

(In millions, except per share amounts)

Year Ended June 30,	2008	2007	2006

Revenue	$60,420	$51,122	$44,282
Operating expenses:
Cost of revenue	11,598	10,693	7,650
Research and development	8,164	7,121	6,584
Sales and marketing	13,260	11,541	9,910
General and administrative	5,127	3,329	3,758

Total operating expenses	38,149	32,684	27,902

Operating income	22,271	18,438	16,380
Other income, net	1,543	1,663	1,882

Income before income taxes	23,814	20,101	18,262
Provision for income taxes	6,133	6,036	5,663

Net income	$17,681	$14,065	$12,599

Earnings per share:
Basic	$1.90	$1.44	$1.21

Diluted	$1.87	$1.42	$1.20

Weighted average shares outstanding:
Basic	9,328	9,742	10,438
Diluted	9,470	9,886	10,531
Cash dividends declared per common share	$0.44	$0.40	$0.35

See accompanying notes.

BALANCE SHEETS

(In millions)

June 30,	2008	2007
Assets
Current assets:
Cash and cash equivalents	$10,339	$6,111
Short-term investments (including securities pledged as collateral of $2,491 and $2,356)	13,323	17,300

Total cash, cash equivalents, and short-term investments	23,662	23,411
Accounts receivable, net of allowance for doubtful accounts of $153 and $117	13,589	11,338
Inventories	985	1,127
Deferred income taxes	2,017	1,899
Other	2,989	2,393

Total current assets	43,242	40,168
Property and equipment, net of accumulated depreciation of $6,302 and $5,016	6,242	4,350
Equity and other investments	6,588	10,117
Goodwill	12,108	4,760
Intangible assets, net	1,973	878
Deferred income taxes	949	1,389
Other long-term assets	1,691	1,509

Total assets	$72,793	$63,171

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$4,034	$3,247
Accrued compensation	2,934	2,325
Income taxes	3,248	1,040
Short-term unearned revenue	13,397	10,779
Securities lending payable	2,614	2,741
Other	3,659	3,622

Total current liabilities	29,886	23,754
Long-term unearned revenue	1,900	1,867
Other long-term liabilities	4,721	6,453
Commitments and contingencies
Stockholders’ equity:
Common stock and paid-in capital – shares authorized 24,000; outstanding 9,151 and 9,380	62,849	60,557
Retained deficit, including accumulated other comprehensive income of $1,140 and $1,654	(26,563)	(29,460)

Total stockholders’ equity	36,286	31,097

Total liabilities and stockholders’ equity	$72,793	$63,171

See accompanying notes.

CASH FLOWS STATEMENTS

(In millions)

Year Ended June 30,	2008	2007	2006
Operations
Net income	$17,681	$14,065	$12,599
Depreciation, amortization, and other noncash items	2,056	1,440	903
Stock-based compensation	1,479	1,550	1,715
Net recognized gains on investments	(572)	(292)	(270)
Excess tax benefits from stock-based payment arrangements	(120)	(77)	(89)
Deferred income taxes	935	421	219
Unearned revenue	24,532	21,032	16,453
Recognition of unearned revenue	(21,944)	(19,382)	(14,729)
Accounts receivable	(1,569)	(1,764)	(2,071)
Other current assets	153	232	(1,405)
Other long-term assets	(98)	(435)	(49)
Other current liabilities	(748)	(552)	(145)
Other long-term liabilities	(173)	1,558	1,273

Net cash from operations	21,612	17,796	14,404

Financing
Common stock issued	3,494	6,782	2,101
Common stock repurchased	(12,533)	(27,575)	(19,207)
Common stock cash dividends	(4,015)	(3,805)	(3,545)
Excess tax benefits from stock-based payment arrangements	120	77	89
Other	—	(23)	—

Net cash used in financing	(12,934)	(24,544)	(20,562)

Investing
Additions to property and equipment	(3,182)	(2,264)	(1,578)
Acquisition of companies, net of cash acquired	(8,053)	(1,150)	(649)
Purchases of investments	(20,954)	(36,308)	(51,117)
Maturities of investments	2,597	4,736	3,877
Sales of investments	25,132	41,451	54,353
Securities lending payable	(127)	(376)	3,117

Net cash from (used in) investing	(4,587)	6,089	8,003

Effect of exchange rates on cash and cash equivalents	137	56	18

Net change in cash and cash equivalents	4,228	(603)	1,863
Cash and cash equivalents, beginning of period	6,111	6,714	4,851

Cash and cash equivalents, end of period	$10,339	$6,111	$6,714

See accompanying notes.

STOCKHOLDERS’ EQUITY STATEMENTS

(In millions)

Year Ended June 30,	2008	2007	2006
Common stock and paid-in capital
Balance, beginning of period	$60,557	$59,005	$60,413
Common stock issued	3,504	6,783	1,939
Common stock repurchased	(3,022)	(6,162)	(4,447)
Stock-based compensation expense	1,479	1,550	1,715
Stock option income tax benefits (deficiencies)	253	(661)	(617)
Other, net	78	42	2

Balance, end of period	62,849	60,557	59,005

Retained earnings (deficit)
Balance, beginning of period	(29,460)	(18,901)	(12,298)
Cumulative effect of a change in accounting principle – adoption of FIN 48(1)	(395)	—	—
Cumulative effect of a change in accounting principle – adoption of EITF 06-2(1)	(17)	—	—
Net income	17,681	14,065	12,599
Other comprehensive income:
Net unrealized gains on derivative instruments	18	14	76
Net unrealized gains (losses) on investments	(653)	326	(282)
Translation adjustments and other	121	85	9

Comprehensive income	17,167	14,490	12,402
Common stock cash dividends	(4,084)	(3,837)	(3,594)
Common stock repurchased	(9,774)	(21,212)	(15,411)

Balance, end of period	(26,563)	(29,460)	(18,901)

Total stockholders’ equity	$36,286	$31,097	$40,104

(1)	See Note 1 of Notes to Financial Statements.

See accompanying notes.

NOTES TO FINANCIAL STATEMENTS

NOTE 1 ACCOUNTING POLICIES

ACCOUNTING PRINCIPLES

The financial statements and accompanying notes are prepared in accordance with accounting principles generally accepted in the United States of America.

PRINCIPLES OF CONSOLIDATION

The financial statements include the accounts of Microsoft Corporation and its subsidiaries. Intercompany transactions and balances have been eliminated. Equity investments in which we exercise significant influence but do not control and are not the primary beneficiary are accounted for using the equity method. Investments in which we are not able to exercise significant influence over the investee and which do not have readily determinable fair values are accounted for under the cost method.

ESTIMATES AND ASSUMPTIONS

Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. Examples include estimates of loss contingencies, product warranties, product life cycles, product returns, and stock-based compensation forfeiture rates; assumptions such as the elements comprising a software arrangement, including the distinction between upgrades/enhancements and new products; when technological feasibility is achieved for our products; the potential outcome of future tax consequences of events that have been recognized in our financial statements or tax returns; estimating the fair value and/or goodwill impairment for our reporting units; and determining when investment impairments are other-than-temporary. Actual results and outcomes may differ from management’s estimates and assumptions.

FOREIGN CURRENCIES

Assets and liabilities recorded in foreign currencies are translated at the exchange rate on the balance sheet date. Revenue and expenses are translated at average rates of exchange prevailing during the year. Translation adjustments resulting from this process are charged or credited to Other Comprehensive Income (“OCI”).

REVENUE RECOGNITION

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed or determinable, and collectibility is probable. We enter into certain arrangements where we are obligated to deliver multiple products and/or services (multiple elements). In these arrangements, we generally allocate the total revenue among the elements based on the sales price of each element when sold separately (vendor-specific objective evidence).

Revenue for retail packaged products, products licensed to original equipment manufacturers (“OEMs”), and perpetual licenses for current products under our Open and Select volume licensing programs generally is recognized as products are shipped. A portion of the revenue related to certain products, which include all Windows XP and previous PC operating systems, is recorded as unearned due to undelivered elements including, in some cases, free post-delivery telephone support and the right to receive unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis. The amount of revenue allocated to undelivered elements is based on the vendor-specific objective evidence of fair value for those elements using the residual method. Under the residual method, the total fair value of the undelivered elements, as indicated by vendor-specific objective evidence, is recorded as unearned, and the difference between the total arrangement fee and the amount recorded as unearned for the undelivered elements is recognized as revenue related to delivered elements. Unearned revenue due to undelivered elements is recognized ratably on a straight-line basis over the related product’s life cycle. Revenue related to Windows Vista is not subject to a similar deferral because there are no significant undelivered elements.

Revenue from multi-year licensing arrangements are accounted for as subscriptions, with billings recorded as unearned revenue and recognized as revenue ratably over the billing coverage period. Certain multi-year licensing arrangements include rights to receive future versions of software product on a when-and-if-available basis under Open and Select volume licensing programs (Software Assurance). In addition, other multi-year licensing arrangements include a perpetual license for current products combined with rights to receive future versions of software products on a when-and-if-available basis under Open, Select, and Enterprise Agreement volume licensing programs. Premier support services agreements, MSN Internet Access subscriptions, Xbox Live, and Microsoft Developer Network subscriptions are also accounted for as subscriptions.

Revenue related to our Xbox game console and other hardware components is recognized upon shipment of the product to retailers. Revenue related to games published by us is recognized when those games have been delivered to retailers. Revenue related to games published by third parties for use on the Xbox platform is recognized when games are manufactured by the game publishers. Online advertising revenue is recognized as advertisements are displayed. Search advertising revenue is recognized when the ad appears in the search results or when the action necessary to earn the revenue has been completed. Consulting services revenue is recognized as services are rendered, generally based on the negotiated hourly rate in the consulting arrangement and the number of hours worked during the period. Consulting revenue for fixed-price services arrangements is recognized as services are provided.

Revenue generally is recognized net of any taxes collected from customers and subsequently remitted to governmental authorities.

Costs related to insignificant obligations, including bug fixes and technical support, are accrued when the related revenue is recognized. Provisions are recorded for estimated returns, concessions, warranties, and bad debts.

COST OF REVENUE

Cost of revenue includes manufacturing and distribution costs for products sold and programs licensed, operating costs related to product support service centers and product distribution centers, costs incurred to support and maintain Internet-based products and services, warranty costs, inventory write-downs, costs associated with the delivery of consulting services, and the amortization of capitalized research and development costs associated with software products that have reached technological feasibility.

RESEARCH AND DEVELOPMENT

Research and development expenses include payroll, employee benefits, stock-based compensation, and other headcount-related expenses associated with product development. Research and development expenses also include third-party development and programming costs, localization costs incurred to translate software for international markets, the amortization of purchased software code and services content, and in-process research and development. We have determined that technological feasibility for our software products is reached shortly before the products are released to manufacturing. The amortization of these costs is included in cost of revenue over the estimated lives of the products.

SALES AND MARKETING

Sales and marketing expenses include payroll, employee benefits, stock-based compensation, and other headcount-related expenses associated with sales and marketing personnel, and the costs of advertising, promotions, tradeshows, seminars, and other programs. Advertising costs are expensed as incurred. Advertising expense was $1.2 billion, $1.3 billion, and $1.2 billion in fiscal years 2008, 2007, and 2006, respectively.

PRODUCT WARRANTY

We provide for the estimated costs of hardware and software warranties at the time the related revenue is recognized. For hardware warranty, we estimate the costs based on historical and projected product failure rates, historical and projected repair costs, and knowledge of specific product failures (if any). The specific hardware warranty terms and conditions vary depending upon the product sold and country in which we do business, but generally include parts and labor over a period generally ranging from 90 days to three years. For software warranty, we estimate the costs to provide bug fixes, such as security patches, over the estimated life of the software. We regularly reevaluate our estimates to assess the adequacy of the recorded warranty liabilities and adjust the amounts as necessary.

STOCK-BASED COMPENSATION

We account for stock-based compensation in accordance with SFAS No. 123(R), Share-Based Payment. Under the fair value recognition provisions of this statement, share-based compensation cost is measured at the grant date based on the fair value of the award and is recognized as expense over the applicable vesting period of the stock award (generally three to five years) using the straight-line method.

INCOME TAXES

Income tax expense includes U.S. and international income taxes, plus the provision for U.S. taxes on undistributed earnings of international subsidiaries not deemed to be permanently invested. Certain items of income and expense are not reported in tax returns and financial statements in the same year. The tax effect of such temporary differences is reported as deferred income taxes.

FINANCIAL INSTRUMENTS

We consider all highly liquid interest-earning investments with a maturity of three months or less at the date of purchase to be cash equivalents. The fair value of these investments approximates their carrying value. In general, investments with original maturities of greater than three months and remaining maturities of less than one year are classified as short-term investments. Investments with maturities beyond one year may be classified as short-term based on their highly liquid nature and because such marketable securities represent the investment of cash that is available for current operations. All cash equivalents and short-term investments are classified as available for sale and are recorded at market value using the specific identification method. Changes in market value are reflected in OCI (excluding other-than-temporary impairments).

Equity and other investments classified as long-term include both debt and equity instruments. Debt securities and publicly traded equity securities are classified as available for sale and are recorded at market using the specific identification method. Changes in market value are reflected in OCI (excluding other-than-temporary impairments). All other investments, excluding those accounted for using the equity method, are recorded at cost.

We lend certain fixed-income and equity securities to enhance investment income. The loaned securities continue to be carried as investments on our balance sheet. Collateral and/or security interest received is determined based upon the underlying security lent and the creditworthiness of the borrower. Cash collateral is recorded as an asset with a corresponding liability.

Investments are considered to be impaired when a decline in fair value is judged to be other-than-temporary. We employ a systematic methodology on a quarterly basis that considers available quantitative and qualitative evidence in evaluating potential impairment of our investments. If the cost of an investment exceeds its fair value, we evaluate, among other factors, general market conditions, the duration and extent to which the fair value is less than cost, and our intent and ability to hold the investment. We also consider specific adverse conditions related to the financial health of and business outlook for the investee, including industry and sector performance, changes in technology, operational and financing cash flow factors, and rating agency actions. Once a decline in fair value is determined to be other-than-temporary, an impairment charge is recorded and a new cost basis in the investment is established.

We use derivative instruments to manage exposures to foreign currency, equity price, interest rate and credit risks, to enhance returns, and to facilitate portfolio diversification. Our objectives for holding derivatives include reducing, eliminating, and efficiently managing the economic impact of these exposures as effectively as possible. Derivative instruments are recognized as either assets or liabilities and are measured at fair value. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and the resulting designation. For a derivative instrument designated as a fair-value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item attributed to the risk being hedged. For a derivative instrument designated as a cash-flow hedge, the effective portion of the derivative’s gain or loss is initially reported as a component of OCI and is subsequently recognized in earnings when the hedged exposure affects earnings. The ineffective portion of the gain or loss is recognized in earnings. For options designated either as fair-value or cash-flow hedges, changes in the time value are excluded from the assessment of hedge effectiveness and are recognized in earnings. Gains and losses from changes in fair values of derivatives that are not designated as hedges for accounting purposes are recognized in earnings.

Foreign Currency Risk. Certain assets, liabilities, and forecasted transactions are exposed to foreign currency risk. We monitor our foreign currency exposures daily to maximize the overall effectiveness of our foreign currency hedge positions. Options are used to hedge a portion of forecasted international revenue for up to three years in the future and are designated as cash-flow hedging instruments under Statement of Financial Accounting Standards (“SFAS”) No. 133, Accounting for Derivative Instruments and Hedging Activities. Principal currencies hedged include the euro, Japanese yen, British pound, and Canadian dollar. Certain non-U.S. dollar denominated securities are hedged using foreign exchange forward contracts that are designated as fair-value hedging instruments under SFAS No. 133. Certain options and forwards not designated as hedging instruments under SFAS No. 133 are also used to hedge the impact of the variability in exchange rates on accounts receivable and collections denominated in certain foreign currencies and to manage other foreign currency exposures.

Equities Price Risk. Equity investments are subject to market price risk. From time to time, we use and designate options to hedge fair values on certain equity securities. We determine the security selected for hedging by evaluating market conditions, up-front costs, and other relevant factors. Certain options, futures, and swap contracts, not designated as hedging instruments under SFAS No. 133, are also used to manage equity exposures.

Interest Rate Risk. Fixed-income securities are subject to interest rate risk. The fixed-income portfolio is diversified and consists primarily of investment grade securities to minimize credit risk. We use exchange-traded option and futures contracts and over-the-counter swap contracts, not designated as hedging instruments under SFAS No. 133, to hedge interest rate risk.

Other Derivatives. Swap contracts, not designated as hedging instruments under SFAS No. 133, are used to manage exposures to credit risks, enhance returns, and to facilitate portfolio diversification. In addition, we may invest in warrants to purchase securities of other companies as a strategic investment. Warrants that can be net share settled are deemed derivative financial instruments and are not designated as hedging instruments. “To Be Announced” forward purchase commitments of mortgage-backed assets are also considered derivatives in cases where physical delivery of the assets is not taken at the earliest available delivery date. All derivative instruments not designated as hedging instruments are recorded at fair value, with changes in value recognized in earnings during the period of change.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

The allowance for doubtful accounts reflects our best estimate of probable losses inherent in the accounts receivable balance. We determine the allowance based on known troubled accounts, historical experience, and other currently available evidence. Activity in the allowance for doubtful accounts was as follows:

(In millions)	2008	2007	2006
Year Ended June 30,
Balance, beginning of period	$117	$142	$171
Charged to costs and expenses	88	64	40
Write-offs and other	(52)	(89)	(69)

Balance, end of period	$153	$117	$142

INVENTORIES

Inventories are stated at the lower of cost or market, using the average cost method. Cost includes materials, labor, and manufacturing overhead related to the purchase and production of inventories. We regularly review inventory quantities on hand, future purchase commitments with our suppliers, and the estimated utility of our inventory. If our review indicates a reduction in utility below carrying value, we reduce our inventory to a new cost basis.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost and depreciated using the straight-line method over the shorter of the estimated life of the asset or the lease term, ranging from one to 15 years. Computer software developed or obtained for internal use is depreciated using the straight-line method over the estimated useful life of the software, generally three years or less.

GOODWILL

Goodwill is tested for impairment on an annual basis as of July 1, and between annual tests if indicators of potential impairment exist, using a fair-value-based approach. No impairment of goodwill has been identified during any of the periods presented.

INTANGIBLE ASSETS

Intangible assets are amortized using the straight-line method over their estimated period of benefit, ranging from one to ten years. We evaluate the recoverability of intangible assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that impairment exists. All of our intangible assets are subject to amortization. No material impairments of intangible assets have been identified during any of the periods presented.

RECENTLY ISSUED ACCOUNTING STANDARDS

Recently Adopted Accounting Pronouncements

On July 1, 2007, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation No. 48 (“FIN 48”), Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109, which provides a financial statement recognition threshold and measurement attribute for a tax position taken or expected to be taken in a tax return. Under FIN 48, we may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FIN 48 also provides guidance on derecognition of income tax assets and liabilities, classification of current and deferred income tax assets and liabilities, accounting for interest and penalties associated with tax positions, and income tax disclosures. Upon adoption, we recognized a $395 million charge to our beginning retained deficit as a cumulative effect of a change in accounting principle. See Note 11 – Income Taxes.

On July 1, 2007, we adopted Emerging Issues Task Force Issue No. 06-2 (“EITF 06-2”), Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43. EITF 06-2 requires companies to accrue the costs of compensated absences under a sabbatical or similar benefit arrangement over the requisite service period. Upon adoption, we recognized a $17 million charge to our beginning retained deficit as a cumulative effect of a change in accounting principle.

Recent Accounting Pronouncements Not Yet Adopted

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities, an amendment of FAS 133, which requires additional disclosures about the objectives of derivative instruments and hedging activities, the method of accounting for those instruments under SFAS No. 133 and its related interpretations, and a tabular disclosure of the effects of those instruments and related hedged items on our financial position, financial performance, and cash flows. SFAS No. 161 is effective for us beginning January 1, 2009. We are currently assessing the potential impact that adoption of SFAS No. 161 may have on our financial statements.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations, which replaces SFAS No 141. The statement retains the purchase method of accounting for acquisitions, but requires a number of changes, including changes in the way assets and liabilities are recognized in the purchase accounting. It also changes the recognition of assets acquired and liabilities assumed arising from contingencies, requires the capitalization of in-process research and development at fair value, and requires the expensing of acquisition-related costs as incurred. SFAS No. 141R is effective for us beginning July 1, 2009 and will apply prospectively to business combinations completed on or after that date.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB 51, which changes the accounting and reporting for minority interests. Minority interests will be recharacterized as noncontrolling interests and will be reported as a component of equity separate from the parent’s equity, and purchases or sales of equity interests that do not result in a change in control will be accounted for as equity transactions. In addition, net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement and, upon a loss of control, the interest sold, as well as any interest retained, will be recorded at fair value with any gain or loss recognized in earnings. SFAS No. 160 is effective for us beginning July 1, 2009 and will apply prospectively, except for the presentation and disclosure requirements, which will apply retrospectively. We are currently assessing the potential impact that adoption of SFAS No. 160 may have on our financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities. SFAS No. 159 gives us the irrevocable option to carry many financial assets and liabilities at fair value, with changes in fair value recognized in earnings. SFAS No. 159 is effective for us beginning July 1, 2008. We do not believe SFAS No. 159 will have a material impact on our financial statements.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements, which defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information. In February 2008, the FASB issued FASB Staff Position (“FSP”) 157-2, Effective Date of FASB Statement No. 157, which delays the effective date of SFAS No. 157 for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). SFAS No. 157 is effective for us beginning July 1, 2008; FSP 157-2 delays the effective date for certain items to July 1, 2009. We do not believe SFAS No. 157 will have a material impact on our financial statements.

NOTE 2 EARNINGS PER SHARE

Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share is computed on the basis of the weighted average number of shares of common stock plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares include outstanding stock options, stock awards, and shared performance stock awards. The components of basic and diluted earnings per share are as follows:

(In millions, except earnings per share)

Year Ended June 30,	2008	2007	2006
Net income available for common shareholders (A)	$17,681	$14,065	$12,599

Weighted average outstanding shares of common stock (B)	9,328	9,742	10,438
Dilutive effect of employee stock options and awards	142	144	93

Common stock and common stock equivalents (C)	9,470	9,886	10,531

Earnings per share:
Basic (A/B)	$1.90	$1.44	$1.21

Diluted (A/C)	$1.87	$1.42	$1.20

For the years ended June 30, 2008, 2007 and 2006, 91 million, 199 million, and 649 million shares, respectively, were attributable to outstanding stock options and were excluded from the calculation of diluted earnings per share because the exercise prices of the stock options were greater than or equal to the average price of the common shares, and therefore their inclusion would have been anti-dilutive.

For the year ended June 30, 2007, four million shared performance stock awards, out of the 14 million targeted amount outstanding, were excluded from the calculation of the diluted earnings per share because the number of shares ultimately issued was contingent on our performance against metrics established for the performance period, as discussed in Note 18 – Employee Stock and Savings Plans.

NOTE 3 OTHER INCOME, NET

The components of other income, net were as follows:

(In millions)

Year Ended June 30,	2008	2007	2006
Dividends and interest	$888	$1,319	$1,510
Net recognized gains on investments	346	650	161
Net gains (losses) on derivatives	226	(358)	(99)
Net gains on foreign currency remeasurements	226	56	77
Other	(143)	(4)	233

Other income, net	$1,543	$1,663	$1,882

Net gains on investments included other-than-temporary impairments of $312 million, $25 million, and $408 million in fiscal years 2008, 2007, and 2006, respectively. Realized gains and losses from sales of available-for-sale securities (excluding other-than-temporary impairments) were $751 million and $93 million, respectively, in fiscal year 2008, $851 million and $176 million, respectively, in fiscal year 2007, and $1.1 billion and $531 million, respectively, in fiscal year 2006.

NOTE 4 INVESTMENTS

The components of investments, including associated derivatives, were as follows:

(In millions)	Cost basis	Unrealized gains	Unrealized losses	Recorded basis	Cash and cash equivalents	Short-term investments	Equity and other investments
June 30, 2008

Cash	$3,274	$—	$—	$3,274	$3,274	$—	$—
Mutual funds	1,044	15	(8)	1,051	835	136	80
Commercial paper	787	—	—	787	787	—	—
Certificates of deposit	1,580	—	—	1,580	1,373	207	—
U.S. Government and Agency securities	4,200	37	(4)	4,233	1,839	2,318	76
Foreign government bonds	3,466	15	(62)	3,419	—	3,419	—
Mortgage-backed securities	3,628	31	(25)	3,634	—	3,634	—
Corporate notes and bonds	5,013	91	(39)	5,065	2,122	2,943	—
Municipal securities	761	4	(4)	761	109	652	—
Common stock and equivalents	4,508	1,215	(113)	5,610	—	—	5,610
Preferred stock	307	9	—	316	—	—	316
Other investments	520	—	—	520	—	14	506

Total	$29,088	$1,417	$(255)	$30,250	$10,339	$13,323	$6,588

(In millions)	Cost basis	Unrealized gains	Unrealized losses	Recorded basis	Cash and cash equivalents	Short-term investments	Equity and other investments
June 30, 2007

Cash	$3,040	$—	$—	$3,040	$3,040	$—	$—
Mutual funds	398	4	(1)	401	132	205	64
Commercial paper	227	—	—	227	179	48	—
Certificates of deposit	98	—	—	98	—	98	—
U.S. Government and Agency securities	3,085	4	(12)	3,077	1	3,002	74
Foreign government bonds	3,845	2	(63)	3,784	—	3,784	—
Mortgage-backed securities	3,236	4	(49)	3,191	—	3,191	—
Corporate notes and bonds	7,184	14	(18)	7,180	2,425	4,753	2
Municipal securities	2,639	3	(25)	2,617	334	2,283	—
Common stock and equivalents	7,290	2,309	(18)	9,581	—	—	9,581
Preferred stock	62	12	—	74	—	—	74
Other investments	258	—	—	258	—	(64)	322

Total	$31,362	$2,352	$(186)	$33,528	$6,111	$17,300	$10,117

Investments with continuous unrealized losses for less than 12 months and 12 months or greater and their related fair values were as follows:

	Less than 12 months		12 months or greater		Total fair value	Total unrealized losses
(In millions)	Fair value	unrealized losses	Fair value	unrealized losses
June 30, 2008

Mutual funds	$123	$(7)	$12	$(1)	$135	$(8)
U.S. Government and Agency securities	342	(4)	—	—	342	(4)
Foreign government bonds	2,241	(62)	—	—	2,241	(62)
Mortgage-backed securities	1,078	(25)	—	—	1,078	(25)
Corporate notes and bonds	807	(26)	925	(13)	1,732	(39)
Municipal securities	176	(3)	193	(1)	369	(4)
Common stock and equivalents	598	(106)	28	(7)	626	(113)

Total	$5,365	$(233)	$1,158	$(22)	$6,523	$(255)

	Less than 12 months		12 months or greater		Total fair value	Total unrealized losses
(In millions)	Fair value	unrealized losses	Fair value	unrealized losses
June 30, 2007

Mutual funds	$76	$(1)	$3	$—	$79	$(1)
U.S. Government and Agency securities	1,219	(8)	238	(4)	1,457	(12)
Foreign government bonds	3,554	(63)	2	—	3,556	(63)
Mortgage-backed securities	2,520	(43)	214	(6)	2,734	(49)
Corporate notes and bonds	526	(14)	74	(4)	600	(18)
Municipal securities	575	(9)	420	(16)	995	(25)
Common stock and equivalents	237	(17)	9	(1)	246	(18)

Total	$8,707	$(155)	$960	$(31)	$9,667	$(186)

At June 30, 2008, unrealized losses of $255 million consisted of: $121 million related to investment grade fixed-income securities, $21 million related to investments in high yield and emerging market fixed-income securities, $99 million related to domestic equity securities, and $14 million related to international equity securities. At June 30, 2007, unrealized losses of $186 million consisted of: $161 million related to investment grade fixed-income securities, $7 million related to investments in high yield and emerging market fixed-income securities, $7 million related to domestic equity securities, and $11 million related to international equity securities. Unrealized losses from fixed-income securities are primarily attributable to changes in interest rates. Unrealized losses from domestic and international equities are due to market price movements. Management does not believe any unrealized losses represent an other-than-temporary impairment based on our evaluation of available evidence as of June 30, 2008.

Common and preferred stock and other investments that are restricted for more than one year or are not publicly traded are recorded at cost. At June 30, 2008, the recorded basis and estimated fair value of these investments was $289 million. At June 30, 2007, the recorded basis and estimated fair value of these investments was $38 million. The estimate of fair value is based on publicly available market information or other estimates determined by management.

The maturities of debt securities, including fixed-maturity securities, at June 30, 2008, were as follows:

(In millions)	Cost basis	Estimated fair value
Due in one year or less	$3,618	$3,618
Due after one year through five years	3,805	3,858
Due after five years through ten years	1,582	1,559
Due after ten years	7,831	7,846

Total	$16,836	$16,881

NOTE 5 DERIVATIVES

For derivative instruments designated as hedges, hedge ineffectiveness, determined in accordance with SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, did not have a significant impact on earnings for fiscal years 2008, 2007, or 2006. During fiscal year 2008, $274 million in gains on fair-value hedges from changes in time value and $324 million in losses on cash-flow hedges from changes in time value were excluded from the assessment of hedge effectiveness and were included in investment income and other. During fiscal year 2007, $219 million in gains on fair-value hedges from changes in time value and $361 million in losses on cash-flow hedges from changes in time value were excluded from the assessment of hedge effectiveness and were included in investment income and other. During fiscal year 2006, $217 million in gains on fair-value hedges from changes in time value and $399 million in losses on cash-flow hedges from changes in time value were excluded from the assessment of hedge effectiveness and were included in investment income and other.

Derivative gains and losses included in OCI are reclassified into earnings at the time forecasted revenue or the sale of an underlying investment is recognized. During fiscal year 2008, $104 million of derivative gains were reclassified to revenue. During fiscal year 2007, $168 million of derivative gains were reclassified to revenue. During fiscal year 2006, $166 million of derivative gains were reclassified to revenue and $23 million in derivative gains were reclassified to investment income and other.

We estimate that $111 million of net derivative gains included in OCI will be reclassified into earnings within the next 12 months. No significant amounts of gains or losses were reclassified from OCI into earnings as a result of forecasted transactions that failed to occur for fiscal years 2008, 2007, and 2006.

Derivative fair values are based on quoted market prices or pricing models using current market data. The fair values of all derivative positions were as follows:

(In millions)	Short-term investments (1)	Other current assets	Equity and other investments (1)	Other current liabilities	Other long-term liabilities	Total
June 30, 2008
Cash-flow hedges	$—	$488	$—	$—	$—	$488
Fair-value hedges	(41)	—	767	(11)	—	715
Other derivatives	69	(34)	4	(20)	—	19

Total	$28	$454	$771	$(31)	$—	$1,222

June 30, 2007
Cash-flow hedges	$—	$258	$—	$—	$—	$258
Fair-value hedges	(11)	—	(29)	(340)	(22)	(402)
Other derivatives	9	(20)	(6)	(114)	—	(131)

Total	$(2)	$238	$(35)	$(454)	$(22)	$(275)

(1)	The amounts presented as short-term investments and equity and other investments were classified as investments in our balance sheets and were included in the amounts presented in Note 4 – Investments.

NOTE 6 INVENTORIES

(In millions)

June 30,	2008	2007
Raw materials	$417	$435
Work in process	31	148
Finished goods	537	544

Inventories	$985	$1,127

NOTE 7 PROPERTY AND EQUIPMENT

(In millions)

June 30,	2008	2007
Land	$518	$428
Buildings and improvements	4,302	3,170
Leasehold improvements	1,728	1,077
Computer equipment and software	4,475	3,458
Furniture and equipment	1,521	1,233

Property and equipment, at cost	12,544	9,366
Accumulated depreciation	(6,302)	(5,016)

Property and equipment, net	$6,242	$4,350

Property and equipment are stated at cost. Depreciation is computed principally on the straight-line method over the estimated useful lives of the assets. The useful lives for buildings range from five to 15 years, leasehold improvements generally range from two to ten years – representing the applicable lease terms plus reasonably assured extensions, computer equipment and software range from two to three years, and furniture and equipment range from one to five years. Land is not depreciated.

During fiscal years 2008, 2007, and 2006, depreciation expense was $1.4 billion, $1.2 billion, and $863 million, respectively. The majority of depreciation expense in all years related to computer equipment.

NOTE 8 ACQUISITIONS

On August 10, 2007, we acquired all the outstanding shares of aQuantive, Inc. (“aQuantive”) for $5.9 billion, which was paid primarily in cash. Headquartered in Seattle, Washington, aQuantive is a digital marketing business that we expect will play a key role in the future development of our Online Services Business. We also believe the acquisition will help us build and support next-generation advertiser and publisher solutions in environments such as cross media planning, video-on-demand, and Internet protocol television. aQuantive was consolidated into our results of operations starting August 10, 2007, the acquisition date.

As a result of the aQuantive acquisition, we recorded $5.2 billion of goodwill in our Online Services Business. Of the $939 million of acquired intangible assets, $24 million was assigned to in-process research and development assets and was expensed. The remaining acquired intangible assets include $476 million of customer relationships with a weighted average life of six years, $327 million of technology-based intangible assets with a weighted average life of four years, and $112 million of other intangible assets with a weighted average life of five years.

On April 24, 2008, we acquired all the outstanding shares of Fast Search & Transfer ASA (“FAST”) for $1.3 billion, which was paid primarily in cash. Headquartered in Oslo, Norway, FAST is an enterprise search company that we expect will broaden our enterprise search technology product offerings to businesses and will enable innovation in related areas such as our portal and content management. FAST was consolidated into our results of operations starting April 24, 2008, the acquisition date.

As a result of the FAST acquisition, we recorded $981 million of goodwill in our Microsoft Business Division. Of the $266 million of acquired intangible assets, $35 million was assigned to in-process research and development assets and was expensed. The remaining acquired intangible assets include $27 million of customer relationships with a weighted average life of seven years, $134 million of technology-based intangible assets with a weighted average life of five years, and $70 million of other intangible assets with a weighted average life of six years.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the dates of the aQuantive and FAST acquisitions:

(In millions)	aQuantive as of August 10, 2007	FAST as of April 24, 2008
Cash and cash equivalents	$342	$91
Accounts receivable, net	273	46
Other current assets	6	7
Property, plant and equipment	50	30
Intangible assets	939	266
Goodwill	5,189	981
Deferred income taxes	179	—
Other long-term assets	7	5

Total assets acquired	$6,985	$1,426
Accrued compensation	37	39
Other current liabilities	683	38
Deferred income taxes	338	65
Other long-term liabilities	70	10

Total liabilities assumed	$1,128	$152

Net assets acquired	$5,857	$1,274

In addition to aQuantive and FAST, we acquired 19 other entities during fiscal year 2008 for total consideration of $1.6 billion which was paid primarily in cash and included:

•

Danger, Inc. (“Danger”), a software-as-a-service company that provides mobile operators with an integrated end-to-end solution to deliver mobile data and Internet services to their subscribers. We acquired Danger for approximately $500 million in cash; and

•	18 other entities specializing in areas such as application security, desktop, and advertising solutions.

As a result of our acquisition of Danger and the 18 other entities, we recorded $1.2 billion of goodwill. In addition, $37 million was assigned to in-process research and development assets and was expensed. All of the entities have been consolidated into our results of operations since their respective acquisition dates. The purchase price allocations for these acquisitions are preliminary and subject to revision as more detailed analyses are completed and additional information about fair value of assets and liabilities becomes available. Any change in the estimated fair value of the net assets of the acquired companies will change the amount of the purchase price allocable to goodwill. Pro forma results of operations have not been presented because the effects of Danger and the 18 other acquisitions, individually and in aggregate, were not material.

NOTE 9 GOODWILL

Changes in the carrying amount of goodwill for fiscal years 2008 and 2007 by segment were as follows:

(In millions)

	Balance as of June 30, 2008	Acquisitions	Other	Balance as of June 30, 2007	Acquisitions	Other	Balance as of June 30, 2006
Client	$153	$77	$(1)	$77	$6	$(3)	$74
Server and Tools	738	90	68	580	325	(1)	256
Online Services Business	6,274	5,775	(53)	552	123	(26)	455
Microsoft Business Division	4,191	1,073	(14)	3,132	508	(57)	2,681
Entertainment and Devices Division	752	354	(21)	419	21	(2)	400

Total	$12,108	$7,369	$(21)	$4,760	$983	$(89)	$3,866

We test goodwill for impairment annually on July 1 at the reporting unit level using a fair value approach, in accordance with the provisions of SFAS No. 142, Goodwill and Other Intangible Assets. Our annual testing resulted in no impairments of goodwill in fiscal years 2008 and 2007. If an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value, goodwill will be evaluated for impairment between annual tests.

None of the amount recorded as goodwill during fiscal year 2008 is expected to be deductible for tax purposes. The purchase price allocation for acquisitions is preliminary for up to 12 months after the acquisition date and subject to revision as more detailed analyses are completed and additional information about fair value of assets and liabilities become available. Any change in the fair value of the net assets of the acquired company will change the amount of the purchase price allocable to goodwill. Purchase price adjustments are included in “other” in the above table.

NOTE 10 INTANGIBLE ASSETS

The components of finite-lived intangible assets were as follows:

(In millions)

	2008			2007
June 30,	Gross carrying amount	Accumulated amortization	Net carrying amount	Gross carrying amount	Accumulated amortization	Net carrying amount
Contract-based	$1,074	$(796)	$278	$988	$(727)	$261
Technology-based	1,677	(672)	1,005	916	(407)	509
Marketing-related	171	(65)	106	57	(39)	18
Customer-related	708	(124)	584	122	(32)	90

Total	$3,630	$(1,657)	$1,973	$2,083	$(1,205)	$878

During fiscal year 2008 and 2007, we recorded additions to intangible assets of $1.6 billion and $473 million, respectively. We estimate that we have no significant residual value related to our intangible assets. The components of finite-lived intangible assets acquired during fiscal years 2008 and 2007 were as follows:

(In millions)

	2008		2007
Year Ended June 30,	Amount	Weighted average life	Amount	Weighted average life
Contract-based	$91	6 years	$57	5 years
Technology-based	787	4 years	333	4 years
Marketing-related	116	5 years	14	4 years
Customer-related	589	6 years	69	5 years

Total	$1,583		$473

Intangible asset additions included $694 million of technology-based intangible assets with a weighted-average life of four years, and $782 million of other intangible assets with a weighted-average life of six years, related to the acquisitions of aQuantive, FAST, Danger, and 18 other entities acquired. See Note 8 - Acquisitions.

Acquired intangibles generally are amortized on a straight-line basis over weighted average lives. Intangible assets amortization expense was $472 million for fiscal year 2008, $236 million for fiscal year 2007, and $127 million for fiscal year 2006. The following table outlines the estimated future amortization expense related to intangible assets as of June 30, 2008:

(In millions)

Year Ended June 30,	Amount
2009	$543
2010	495
2011	408
2012	279
2013 and thereafter	248

Total	$1,973

NOTE 11 INCOME TAXES

The components of the provision for income taxes were as follows:

(In millions)

Year Ended June 30,	2008	2007	2006
Current taxes:
U.S. Federal	$4,357	$4,593	$4,471
U.S. State and Local	256	154	101
International	1,007	957	882

Current taxes	5,620	5,704	5,454
Deferred taxes	513	332	209

Provision for income taxes	$6,133	$6,036	$5,663

U.S. and international components of income before income taxes were as follows:

(In millions)

Year Ended June 30,	2008	2007	2006
U.S.	$12,682	$12,902	$11,404
International	11,132	7,199	6,858

Income before income taxes	$23,814	$20,101	$18,262

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes were as follows:

Year Ended June 30,	2008	2007	2006
Federal statutory rate	35.0%	35.0%	35.0%
Effect of:
Foreign earnings taxed at lower rates	(7.0)%	(5.1)%	(4.6)%
Examination settlements	(5.8)%	—	(0.6)%
European Commission fine	2.1%	—	0.7%
Other reconciling items	1.5%	0.1%	0.5%

Effective rate	25.8%	30.0%	31.0%

In general, other reconciling items consist of interest, U.S. state income taxes, domestic production deductions, and research credits. In fiscal years 2008 and 2006, there were no individually significant other reconciling items. Other reconciling items in fiscal year 2007 included the impact of a $195 million reduction resulting from various changes in tax positions taken in prior periods, related primarily to favorable developments in an IRS position and multiple foreign audit assessments.

The components of the deferred income tax assets and liabilities were as follows:

(In millions)

June 30,	2008	2007
Deferred income tax assets:
Stock-based compensation expense	$2,225	$2,859
Other expense items	1,933	1,735
Unearned revenue	928	842
Impaired investments	331	710
Other revenue items	91	58

Deferred income tax assets	$5,508	$6,204

Deferred income tax liabilities:
International earnings	$(1,300)	$(1,763)
Unrealized gain on investments	(513)	(926)
Other	(729)	(227)

Deferred income tax liabilities	(2,542)	(2,916)

Net deferred income tax assets	$2,966	$3,288

(In millions)

June 30,	2008	2007
Reported as:
Current deferred income tax assets	$2,017	$1,899
Long-term deferred income tax assets	949	1,389

Net deferred income tax assets	$2,966	$3,288

Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered.

We have not provided deferred U.S. income taxes or foreign withholding taxes on temporary differences of approximately $7.5 billion resulting from earnings for certain non-U.S. subsidiaries which are permanently reinvested outside the United States. The amount of unrecognized deferred tax liability associated with these temporary differences is approximately $2.2 billion.

Income taxes paid were $5.4 billion in fiscal year 2008, $5.2 billion in fiscal year 2007, and $4.8 billion in fiscal year 2006.

FIN 48

On July 1, 2007, we adopted the provisions of FIN 48 which had the following impact on our financial statements: increased current assets by $228 million, long-term assets by $1.1 billion, long-term liabilities by $2.1 billion, and retained deficit by $395 million; and decreased income taxes payable by $394 million. As of June 30, 2008, we had $3.2 billion of unrecognized tax benefits of which $2.3 billion, if recognized, would affect our effective tax rate. As of July 1, 2007, we had $7.1 billion of unrecognized tax benefits of which $5.3 billion, if recognized, would affect our effective tax rate. Our policy is to include interest and penalties related to unrecognized tax benefits in income tax expense. Interest totaled $121 million in fiscal year 2008. As of June 30, 2008 and July 1, 2007, we had accrued interest related to uncertain tax positions of $324 million and $863 million, respectively, net of federal income tax benefits, on our balance sheets.

The aggregate changes in the balance of unrecognized tax benefits were as follows:

(In millions)

Year Ended June 30,	2008
Balance, beginning of year	$7,076
Decreases related to settlements	(4,787)
Increases for tax positions related to the current year	934
Increases for tax positions related to prior years	66
Decreases for tax positions related to prior years	(80)
Reductions due to lapsed statute of limitations	(14)

Balance, end of year	$3,195

During fiscal year 2008, we reached a settlement with the Internal Revenue Service (“IRS”) on its 2000-2003 examination. As a result, we reduced our unrecognized tax benefits by $4.8 billion and recognized a tax provision reduction of $1.2 billion. We are under audit by the IRS for the tax years 2004-2006. We do not believe it is reasonably possible that the total amount of unrecognized tax benefits will significantly increase or decrease within the next 12 months as we do not believe the examination will be concluded within the next 12 months. As a result of our settlement related to the 2000-2003 examination, we paid the IRS approximately $3.1 billion during the first quarter of fiscal year 2009.

We are subject to income tax in many jurisdictions outside the United States, none of which are individually material to our financial position, cash flows, or results of operations.

NOTE 12 UNEARNED REVENUE

Unearned revenue is comprised of the following items:

Volume licensing programs – Represents customer billings for multi-year licensing arrangements, paid either upfront or annually at the beginning of each billing coverage period, which are accounted for as subscriptions with revenue recognized ratably over the billing coverage period.

Undelivered elements – Represents free post-delivery telephone support and the right to receive unspecified upgrades/enhancements of Microsoft Internet Explorer on a when-and-if-available basis. This revenue deferral is applicable for Windows XP and prior versions shipped as retail packaged products, products licensed to OEMs, and perpetual licenses for current products under our Open and Select volume licensing programs. The amount recorded as unearned is based on the sales price of those elements when sold separately and is recognized ratably on a straight-line basis over the related product’s life cycle. The percentage of revenue recorded as unearned due to undelivered elements ranges from approximately 15% to 25% of the sales price for Windows XP Home and approximately 5% to 15% of the sales price for Windows XP Professional, depending on the terms and conditions of the license and prices of the elements. Product life cycles are currently estimated at three and one-half years for Windows operating systems.

Other – Represents payments for post-delivery support and consulting services to be performed in the future, online advertising for which the advertisement has yet to be displayed, Microsoft Dynamics business solutions products, Xbox Live subscriptions, Mediaroom, and other offerings for which we have been paid upfront and earn the revenue when we provide the service or software, or otherwise meet the revenue recognition criteria.

The components of unearned revenue were as follows:

(In millions)

June 30,	2008	2007
Volume licensing programs	$12,232	$9,334
Undelivered elements	1,396	1,839
Other	1,669	1,473

Unearned revenue	$15,297	$12,646

Unearned revenue by segment was as follows:

(In millions)

June 30,	2008	2007
Client	$2,738	$2,875
Server and Tools	5,007	3,652
Microsoft Business Division	7,101	5,771
Other segments	451	348

Unearned revenue	$15,297	$12,646

NOTE 13 OTHER LONG-TERM LIABILITIES

(In millions)

June 30,	2008	2007
Tax contingencies and other tax liabilities	$3,812	$5,071
Legal contingencies	530	778
Product warranty	278	487
Other	101	117

Other long-term liabilities	$4,721	$6,453

NOTE 14 COMMITMENTS AND GUARANTEES

We have committed $1.2 billion for constructing new buildings as of June 30, 2008.

We have operating leases for most U.S. and international sales and support offices and certain equipment. Rental expense for operating leases was $398 million, $325 million, and $271 million, in fiscal years 2008, 2007, and 2006, respectively. Future minimum rental commitments under noncancellable leases are as follows:

(In millions)

Year Ended June 30,	Amount
2009	$440
2010	323
2011	272
2012	236
2013 and thereafter	937

$2,208

We provide indemnifications of varying scope and size to certain customers against claims of intellectual property infringement made by third parties arising from the use of our products. In addition, we also provide indemnification against credit risk in several geographical locations to our volume license resellers in case the resellers fail to collect from the end user. Due to the nature of the indemnification provided to our resellers, we cannot estimate the fair value, nor determine the total nominal amount, of the indemnification. We evaluate estimated losses for these indemnifications under SFAS No. 5, Accounting for Contingencies, as interpreted by FIN No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others. We consider such factors as the degree of probability of an unfavorable outcome and the ability to make a reasonable estimate of the amount of loss. To date, we have not encountered material costs as a result of these obligations and have not accrued any liabilities related to these indemnifications in our financial statements.

Product Warranty

In July 2007, we announced the expansion of our global Xbox 360 warranty coverage to three years from the date of purchase for a general hardware failure indicated by three flashing red lights. The basic Xbox 360 console warranty remains in place with a warranty period of one year from the date of purchase in most geographies.

The changes in our aggregate product warranty liabilities, which are included in other current liabilities and other long term-liabilities on our balance sheets, were as follows:

(In millions)

Year Ended June 30,	2008	2007
Balance, beginning of year	$850	$10
Accruals for warranties issued	365	974
Adjustments to pre-existing warranties	36	92
Settlements of warranty claims	(559)	(226)

Balance, end of year	$692	$850

Accruals for warranties issued during fiscal year 2007 included charges incurred as a result of the expansion of our Xbox 360 warranty coverage as discussed above.

NOTE 15 CONTINGENCIES

Government competition law matters. In March 2004, the European Commission issued a competition law decision that, among other things, ordered us to license certain Windows server protocol technology to our competitors. In March 2007, the European Commission issued a statement of objections claiming that the pricing terms we proposed for licensing the technology as required by the March 2004 decision were “not reasonable.” Following additional steps we took to address these concerns, the Commission announced on October 22, 2007 that we were in compliance with the March 2004 decision and that no further penalty should accrue after that date. On February 27, 2008, the Commission issued a fine of $1.4 billion (€899 million) relating to the period prior to October 22, 2007. In January 2008, the Commission announced that it was opening two new competition law investigations. These investigations relate primarily to interoperability with respect to our Microsoft Office family of products and the inclusion of various capabilities in our Windows operating system software, including Web browsing software. These investigations were precipitated by complaints filed with the Commission by a trade association of Microsoft’s competitors and a firm that offers Web browsing software. In May 2008, we filed an application with the European Court of First Instance to annul the February 2008 fine. We paid the $1.4 billion (€899 million) fine in June 2008.

We are subject to a Consent Decree and Final Judgment that resolved lawsuits brought by the U.S. Department of Justice, 18 states, and the District of Columbia in two separate actions. The Consent Decree imposed various constraints on our Windows operating system businesses. Portions of the Consent Decree were scheduled to expire on January 31, 2008; we voluntarily agreed to extend other elements of the Consent Decree to November 2009. In October 2007, some states filed a motion with the U.S. District Court for the District of Columbia seeking to have most of the remaining provisions of the Final Judgment in the action to which they are party extended for five years. The U.S. Department of Justice and other states advised the Court that they would not seek any extension of the Final Judgments to which they are party. In January 2008, the court issued a decision granting the states’ motion to extend these additional provisions of the consent decree until November 2009.

In other ongoing investigations, various foreign governments and several state attorneys general have requested information from us concerning competition, privacy, and security issues.

Antitrust, unfair competition, and overcharge class actions. A large number of antitrust and unfair competition class action lawsuits have been filed against us in various state, federal, and Canadian courts on behalf of various classes of direct and indirect purchasers of our PC operating system and certain other software products. We obtained dismissals of damages claims of indirect purchasers under federal law and in 15 states. Courts refused to certify classes in two additional states. We have reached agreements to settle all claims that have been made to date in 19 states and the District of Columbia.

Under the settlements, generally class members can obtain vouchers that entitle them to be reimbursed for purchases of a wide variety of platform-neutral computer hardware and software. The total value of vouchers that we may issue varies by state. We will make available to certain schools a percentage of those vouchers that are not issued or claimed (one-half to two-thirds depending on the state). The total value of vouchers we ultimately issue will depend on the number of class members who make claims and are issued vouchers. The maximum value of vouchers to be issued is approximately $2.7 billion. The actual costs of these settlements will be less than that maximum amount, depending on the number of class members and schools that are issued and redeem vouchers.

The settlements in all states have received final court approval. Cases in Arizona, Mississippi and Canada have not been settled. We estimate the total cost to resolve all of these cases will range between $1.7 billion and $1.9 billion. The actual cost depends on factors such as the quantity and mix of products for which claims will be made, the number of eligible class members who ultimately use the vouchers, the nature of hardware and software that is acquired using the vouchers, and the cost of administering the claims. At June 30, 2008, we have recorded a liability related to these claims of approximately $900 million, which reflects our estimated exposure of $1.7 billion less payments made to date of approximately $800 million, mostly for administrative expenses, vouchers, and legal fees.

Other antitrust litigation and claims. In November 2004, Novell, Inc. filed a complaint in U.S. District Court in Utah, now transferred with other cases to Maryland, asserting antitrust and unfair competition claims against us related to Novell’s ownership of WordPerfect and other productivity applications during the period between June 1994 and March 1996. In June 2005, the trial court granted our motion to dismiss four of six claims of the complaint. Both parties appealed, and in October 2007, the court of appeals affirmed the decision of the trial court, remanding the case to that court for further proceedings.

Patent and intellectual property claims. We are vigorously defending more than 45 patent infringement cases. Microsoft and Alcatel-Lucent are parties to a number of legal proceedings relating to certain patents of each of the companies. Some of these actions began before the merger of Alcatel and Lucent in 2006. For simplicity, we refer to the post-merger entity as Alcatel-Lucent throughout this discussion.

•

In 2003, we filed an action in U.S. District Court in California seeking a declaratory judgment that we do not infringe certain Alcatel-Lucent patents. Alcatel-Lucent has asserted claims under these patents against computer manufacturers that sell computers with our operating system and application software pre-installed. In February 2007, the jury returned a verdict in Alcatel-Lucent’s favor in the first of a series of patent trials, and awarded $1.5 billion in damages. In August 2007, on our motions for judgment as a matter of law, the trial court overturned the jury verdict and entered orders dismissing plaintiff’s claims on multiple grounds. Alcatel-Lucent appealed. The trial court previously dismissed Alcatel-Lucent’s claims with respect to a second group of patents and two patents in a third grouping. In April 2008, a jury returned a verdict in Alcatel-Lucent’s favor in a trial on a consolidated group of video and user interface patents. The jury concluded that Microsoft had infringed two patents and awarded $367 million in damages. On June 19, 2008, the trial judge increased the amount of damages to $512 million, which includes the $367 million of damages and $145 million of interest. Microsoft will appeal the verdict.

•

In March 2006, Alcatel-Lucent filed a lawsuit against us in U.S. District Court in California, claiming Windows Vista, Windows Media Player, and the Xbox 360 infringe one of its patents. In response, we asserted counterclaims that Alcatel-Lucent infringes 10 Microsoft patents by its sale of various products. The case went to trial in April 2008 on Alcatel-Lucent’s video patent and four Microsoft counterclaim patents. The jury returned a verdict in Microsoft’s favor on June 4, 2008, finding no infringement of Alcatel-Lucent’s patent. The jury also found no infringement of Microsoft’s counterclaim patents.

•

In November 2006, Alcatel-Lucent filed two patent infringement cases against us in U.S. District Court in Texas, asserting Mediaroom and various networking functionalities violate seven of its patents. In April 2007, we asserted infringement counterclaims based on four of our patents relating to functionality similar to that accused by Alcatel-Lucent. The trial on all of the patents is set for January 2009.

•

In February 2007, we filed a complaint against Alcatel-Lucent with the International Trade Commission claiming Alcatel-Lucent is infringing four Microsoft patents related to our unified communications technology and seeking to prevent the import into the U.S. of certain Alcatel-Lucent unified communications products. Trial of this matter took place in October 2007. The administrative law judge ruled that Alcatel-Lucent infringed one of the four asserted patents. The Commission reversed that decision in May 2008. We are appealing that ruling to the U.S. Court of Appeals for the Federal Circuit.

•

In April 2007, the Multimedia Patent Trust filed a complaint against Microsoft, Dell, and Gateway in San Diego, California accusing the parties of infringing three video-related patents that originally belonged to Alcatel-Lucent. Alcatel-Lucent created the Multimedia Patent Trust prior to the companies’ merger and transferred the patents at issue to the trust. In June 2008, the plaintiff dismissed one of the patent claims.

The actual costs to resolve these cases will depend upon many factors such as the outcome of post-trial motions, any appeals, and the results of the remaining trials. Adverse outcomes in some or all of the matters described in this section may result in significant monetary damages or injunctive relief against us that would adversely affect distribution of our operating system or application products. We may enter into material settlements because of these risks.

Other. We are also subject to a variety of other claims and suits that arise from time to time in the ordinary course of our business. Although management currently believes that resolving claims against us, individually or in aggregate, will not have a material adverse impact on our financial position, our results of operations, or our cash flows, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.

As of June 30, 2008, we had accrued aggregate liabilities of approximately $600 million in other current liabilities and approximately $500 million in other long-term liabilities for all of the contingent matters described in this note. While we intend to vigorously defend these matters, there exists the possibility of adverse outcomes that we estimate could be up to $2.2 billion in aggregate beyond recorded amounts. Were unfavorable final outcomes to occur, there exists the possibility of a material adverse impact on our financial position, results of operations, and cash flows for the period in which the effects become reasonably estimable.

NOTE 16 STOCKHOLDERS’ EQUITY

Shares of common stock outstanding were as follows:

(In millions)

Year Ended June 30,	2008	2007	2006
Balance, beginning of year	9,380	10,062	10,710
Issued	173	289	106
Repurchased	(402)	(971)	(754)

Balance, end of year	9,151	9,380	10,062

On July 20, 2006, we announced the completion of the repurchase program initially approved by our Board of Directors on July 20, 2004 to buy back up to $30.0 billion in Microsoft common stock.

On July 20, 2006, we also announced that our Board of Directors authorized two new share repurchase programs: a $20.0 billion tender offer, which was completed on August 17, 2006; and authorization for up to an additional $20.0 billion ongoing share repurchase program with an expiration of June 30, 2011. Under the tender offer, we repurchased approximately 155 million shares of common stock, or 1.5% of our common shares outstanding, for approximately $3.8 billion at a price per share of $24.75. On August 18, 2006, we announced that the authorization for the $20.0 billion ongoing share repurchase program had been increased by approximately $16.2 billion. As a result, we were authorized to repurchase additional shares in an amount up to $36.2 billion through June 30, 2011. As of June 30, 2008, approximately $2.7 billion remained of the $36.2 billion approved repurchase amount. Under these repurchase plans, we have made the following share repurchases:

(In millions)

Year Ended June 30,	2008(1)		2007(2)		2006(3)
	Shares	Amount	Shares	Amount	Shares	Amount
First quarter	81	$2,348	285	$6,965	114	$3,029
Second quarter	120	4,081	205	6,037	283	7,666
Third quarter	30	1,020	238	6,744	181	4,879
Fourth quarter	171	4,975	243	7,367	176	4,175

Total	402	$12,424	971	$27,113	754	$19,749

(1)	All amounts repurchased in fiscal year 2008 were repurchased under the repurchase plan approved by our Board of Directors on July 20, 2006.
(2)	Approximately 155 million shares of common stock for approximately $3.8 billion were repurchased under our tender offer in the first quarter of fiscal year 2007. All other amounts repurchased were repurchased under the repurchase plan approved by our Board of Directors on July 20, 2006.
(3)	All amounts repurchased in fiscal year 2006 were repurchased under the repurchase plan approved by our Board of Directors on July 20, 2004.

In fiscal year 2008, our Board of Directors declared the following dividends:

Declaration Date	Dividend Per Share	Record Date	Total Amount (in millions)		Payment Date
September 12, 2007	$0.11	November 15, 2007	$1,034		December 13, 2007
December 19, 2007	$0.11	February 21, 2008	$1,023		March 13, 2008
March 17, 2008	$0.11	May 15, 2008	$1,020		June 12, 2008
June 11, 2008	$0.11	August 21, 2008	$1,007	(1)	September 11, 2008

(1)	The dividend declared on June 11, 2008 will be paid after the filing date of this report on Form 10-K and was included in other current liabilities as of June 30, 2008.

In fiscal year 2007, our Board of Directors declared the following dividends:

Declaration Date	Dividend Per Share	Record Date	Total Amount (in millions)		Payment Date
September 13, 2006	$0.10	November 16, 2006	$980		December 14, 2006
December 20, 2006	$0.10	February 15, 2007	$978		March 8, 2007
March 26, 2007	$0.10	May 17, 2007	$952		June 14, 2007
June 27, 2007	$0.10	August 16, 2007	$938	(1)	September 13, 2007

(1)	The dividend declared on June 27, 2007 was included in other current liabilities as of June 30, 2007.

NOTE 17 OTHER COMPREHENSIVE INCOME

The activity in other comprehensive income and related income tax effects were as follows:

(In millions)

Year Ended June 30,	2008	2007	2006
Net unrealized gains on derivative instruments:
Unrealized gains, net of tax effect of $46 in 2008, $66 in 2007, and $107 in 2006	$86	$123	$199
Reclassification adjustment for gains included in net income, net of tax effect of $(36) in 2008, $(59) in 2007, and $(66) in 2006	(68)	(109)	(123)

Net unrealized gains on derivative instruments	18	14	76

Net unrealized gains (losses) on investments:
Unrealized gains (losses), net of tax effect of $(234) in 2008, $393 in 2007, and $(105) in 2006	(435)	730	(195)
Reclassification adjustment for gains included in net income, net of tax effect of $(117) in 2008, $(217) in 2007, and $(47) in 2006	(218)	(404)	(87)

Net unrealized gains (losses) on investments	(653)	326	(282)

Translation adjustments and other	121	85	9

Other comprehensive income (loss)	$(514)	$425	$(197)

The components of accumulated other comprehensive income were as follows:

(In millions)

Year Ended June 30,	2008	2007	2006
Net unrealized gains on derivative instruments	$135	$117	$103
Net unrealized gains on investments	735	1,388	1,062
Translation adjustments and other	270	149	64

Accumulated other comprehensive income	$1,140	$1,654	$1,229

NOTE 18 EMPLOYEE STOCK AND SAVINGS PLANS

Stock-based compensation and related income tax benefits were as follows:

(In millions)	2008	2007	2006
Total stock-based compensation	$1,479	$1,550	$1,715
Income tax benefits related to stock-based compensation	$518	$542	$600

Employee Stock Purchase Plan. We have an employee stock purchase plan for all eligible employees. Compensation expense for the employee stock purchase plan is recognized in accordance with SFAS No. 123(R). Shares of our common stock may be purchased by employees at three-month intervals at 90% of the fair market value on the last day of each three-month period. Employees may purchase shares having a value not exceeding 15% of their gross compensation during an offering period. Employees purchased the following shares:

(Shares In millions)	2008	2007	2006
Shares purchased	18	17	17
Average price per share	$26.78	$25.36	$23.02

At June 30, 2008, 107 million shares were reserved for future issuance.

Savings Plan. We have a savings plan in the United States that qualifies under Section 401(k) of the Internal Revenue Code, and a number of savings plans in international locations. Participating U.S. employees may contribute up to 50% of their salary, but not more than statutory limits. We contribute fifty cents for each dollar a participant contributes in this plan, with a maximum contribution of 3% of a participant’s earnings. Matching contributions for all plans were $238 million, $218 million, and $178 million in fiscal years 2008, 2007, and 2006, respectively. Matching contributions are invested proportionate to each participant’s voluntary contributions in the investment options provided under the plan. Investment options in the U.S. plan include Microsoft common stock, but neither participant nor our matching contributions are required to be invested in Microsoft common stock.

Stock Plans. We have stock plans for directors and for officers, employees, consultants, and advisors. At June 30, 2008, an aggregate of 786 million shares were authorized for future grant under our stock plans, which cover stock options, stock awards, and shared performance stock awards. Awards that expire or are canceled without delivery of shares generally become available for issuance under the plans. We issue new shares to satisfy stock option exercises.

Stock Awards and Shared Performance Stock Awards. Stock awards (“SAs”) are grants that entitle the holder to shares of common stock as the award vests. Our SAs generally vest over a five-year period.

Shared performance stock awards (“SPSAs”) are a form of SA in which the number of shares ultimately received depends on our business performance against specified performance targets. The performance period for SPSAs issued in fiscal years 2004, 2005, and 2006 was July 1, 2003 through June 30, 2006 (January 1, 2004 through June 30, 2006 for certain executive officers). Following the end of the performance period, the Compensation Committee of the Board of Directors determined that the number of shares of SAs to be issued was 37 million, based on the actual performance against metrics established for the performance period. One-third of the awards vested in each of the fiscal years 2007 and 2008. An additional one-third of the awards will vest in fiscal year 2009. Because the SPSAs covered a three-year period, SPSAs issued in fiscal year 2006 were given only to newly hired and promoted employees eligible to receive SPSAs.

The Company granted SPSAs for fiscal years 2007 and 2008 with performance periods of July 1, 2006 through June 30, 2007 and July 1, 2007 through June 30, 2008, respectively. At the end of the fiscal year performance period, the number of shares of stock subject to the award is determined by multiplying the target award by a percentage ranging from 0% to 150%. The percentage is based on performance metrics for the performance period, as determined by the Compensation Committee of the Board of Directors in its sole discretion. An additional number of shares, approximately 15% of the total target SPSAs, are available as additional awards to participants based on individual performance. One-quarter of the shares of stock subject to each award vest following the end of the performance period, and an additional one-quarter of the shares vest over each of the following three years. Following the end of the fiscal year 2007 performance period, the Compensation Committee of the Board of Directors determined that the number of shares of SAs to be issued was 11 million, based on the actual performance against metrics established for the performance period. The number of shares of SAs to be issued for the fiscal year 2008 performance period will be determined in the first quarter of fiscal year 2009.

We measure the fair value of SAs and SPSAs based upon the market price of the underlying common stock as of the date of grant, reduced by the present value of estimated future dividends. SAs and SPSAs are amortized over their applicable vesting period (generally three to five years) using the straight-line method. The fair value of each award grant is estimated on the date of grant using the following assumptions:

(In millions)	2008	2007	2006
Dividend per share (quarterly amounts)	$0.10 - $0.11	$0.09 - $0.10	$0.08 - $0.09
Interest rates range	2.5% - 4.9%	4.3% - 5.3%	3.2% - 5.3%

During fiscal year 2008, the following activity occurred under our existing plans:

	Shares (in millions)	Weighted Average Grant-Date Fair Value
Year Ended June 30, 2008
Stock awards:
Nonvested balance, beginning of year	124	$24.67
Granted	71	27.83
Vested	(33)	24.49
Forfeited	(9)	25.61

Nonvested balance, end of year	153	$26.12

Shared performance stock awards:
Nonvested balance, beginning of year	33	$24.11
Granted	19	27.82
Vested	(14)	24.07
Forfeited	(2)	24.44

Nonvested balance, end of year	36	$26.14

As of June 30, 2008, there was $3.2 billion and $586 million of total unrecognized compensation costs related to SAs and SPSAs, respectively. These costs are expected to be recognized over a weighted average period of 3.4 years and 2.8 years, respectively.

SPSAs granted in fiscal year 2008 include adjustments for estimated performance against performance targets.

During fiscal year 2007 and 2006, the following activity occurred under our plans:

(In millions, except fair values)	2007	2006
Stock awards granted	57	47
Weighted average grant-date fair value	$25.15	$24.70
Shared performance stock awards granted	11	3
Weighted average grant-date fair value	$25.18	$24.80

Stock Options. In fiscal year 2004, we began granting employees SAs rather than stock options as part of our equity compensation plans. Since then, stock options issued to employees have been issued primarily in conjunction with business acquisitions. Nonqualified stock options were granted to our directors under our non-employee director stock plan. Nonqualified and incentive stock options were granted to certain officers and employees under our employee stock plans. Options granted between 1995 and 2001 generally vest over four and one-half years and expire seven years from the date of grant, while certain options vest either over four and one-half years or over seven and one-half years and expire ten years from the date of grant. Options granted after 2001 vest over four and one-half years and expire ten years from the date of grant. Approximately ten million, two million, and one million stock options were granted in conjunction with business acquisitions during fiscal years 2008, 2007, and 2006, respectively.

Employee stock options outstanding were as follows:

	Shares (in millions)	Weighted Average Exercise Price	Weighted Average Remaining Contractual Term (years)	Aggregate Intrinsic Value (in millions)
Balance, June 30, 2007	524	$27.86
Granted	10	8.63
Exercised	(121)	25.06
Canceled	(48)	32.05
Forfeited	(1)	15.58

Balance, June 30, 2008	364	$28.12	3.01	$1,029
Exercisable, June 30, 2008	357	$28.12	2.95	$899

Options outstanding as of June 30, 2008 include approximately 12 million options that were granted in conjunction with business acquisitions. While these options are included in the options outstanding balance, they are excluded from the weighted average exercise price of $28.12 presented. These options have an exercise price range of $0 to $150.93 and a weighted average exercise price of $9.03.

During fiscal years 2008, 2007, and 2006 the following activity occurred under our plans:

(In millions)	2008	2007	2006
Total intrinsic value of stock options exercised	$1,042	$818	$491
Total fair value of stock awards vested	$804	$566	$377
Total fair value of shared performance stock awards vested	$336	$292	$—

Cash received and income tax benefits from stock option exercises were $3.0 billion and $365 million, respectively, for fiscal year 2008.

NOTE 19 SEGMENT INFORMATION

Segment revenue and operating income (loss) was as follows:

(In millions)

Year Ended June 30,	2008	2007	2006
Revenue:
Client	$16,472	$14,844	$13,077
Server and Tools	13,189	11,184	9,670
Online Services Business	3,214	2,441	2,303
Microsoft Business Division	18,937	16,404	14,461
Entertainment and Devices Division	8,139	6,066	4,761
Unallocated and other	469	183	10

Consolidated	$60,420	$51,122	$44,282

(In millions)

Year Ended June 30,	2008	2007	2006
Operating Income (Loss):
Client	$12,537	$11,338	$10,176
Server and Tools	4,261	3,593	2,980
Online Services Business	(1,309)	(630)	194
Microsoft Business Division	12,182	10,696	9,567
Entertainment and Devices Division	267	(2,016)	(1,329)
Reconciling amounts	(5,667)	(4,543)	(5,208)

Consolidated	$22,271	$18,438	$16,380

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information about operating segments. This standard requires segmentation based on our internal organization and reporting of revenue and operating income based upon internal accounting methods. Our financial reporting systems present various data for management to operate the business, including internal profit and loss statements prepared on a basis not consistent with U.S. GAAP. The segments are designed to allocate resources internally and provide a framework to determine management responsibility. Amounts for prior periods have been recast to conform to the current management view. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. Our chief operating decision maker is our Chief Executive Officer. Our five segments are Client; Server and Tools; Online Services Business; Microsoft Business Division; and Entertainment and Devices Division.

The types of products and services provided by each segment are summarized below:

Client – Windows Vista, including Home, Home Premium, Ultimate, Business, Enterprise and Starter Edition; Windows XP Professional and Home; Media Center Edition; Tablet PC Edition; and other standard Windows operating systems.

Server and Tools – Windows Server operating system; Microsoft SQL Server; Microsoft Enterprise Services; product support services; Visual Studio; System Center products; Forefront security products; Biz Talk Server; MSDN; and other products and services.

Online Services Business – Live Search; MSN; MapPoint; MSN Internet Access; MSN Premium Web Services (consisting of MSN Internet Software Subscription, MSN Hotmail Plus, and MSN Software Services); Windows Live; MSN Mobile Services; AvenueA Razorfish media agency services; Atlas online tools for advertisers; and the Drive PM ad network for publishers.

Microsoft Business Division – Microsoft Office; Microsoft Project; Microsoft Visio; Microsoft Office SharePoint Server; Microsoft PerformancePoint; Microsoft Office Live; FAST ESP; Microsoft Exchange Server; Microsoft Exchange Hosted Services; Microsoft Office Live Meeting; Microsoft Office Communication Server; Microsoft Office Communicator; Microsoft Tellme Service, Microsoft Dynamics AX; Microsoft Dynamics CRM; Microsoft Dynamics CRM Online; Microsoft Dynamics GP; Microsoft Dynamics NAV; Microsoft Dynamics SL; Microsoft Dynamics Retail Management System; Microsoft Partner Program; and Microsoft Office Accounting.

Entertainment and Devices Division – Xbox 360 console and games; Xbox Live; Zune; Mediaroom; numerous consumer software and hardware products (such as mice and keyboards); Windows Mobile software and services platform; Windows Embedded device operating system; Windows Automotive; and Surface computing platform.

Because of our integrated business structure, operating costs included in one segment may benefit other segments, and therefore these segments are not designed to measure operating income or loss directly related to the products included in each segment. Inter-segment cost commissions are estimated by management and used to compensate or charge each segment for such shared costs and to incent shared efforts. Management will continually evaluate the alignment of product development organizations, sales organizations, and inter-segment commissions for segment reporting purposes, which may result in changes to segment allocations in future periods.

Assets are not allocated to segments for internal reporting presentations. A portion of amortization and depreciation is included with various other costs in an overhead allocation to each segment and it is impracticable for us to separately identify the amount of amortization and depreciation by segment that is included in the measure of segment profit or loss.

Reconciling amounts include adjustments to conform with U.S. GAAP and corporate-level activity not specifically attributed to a segment. Significant internal accounting policies that differ from U.S. GAAP relate to revenue recognition, income statement classification, and accelerated amortization for depreciation, stock awards, and performance-based stock awards. In addition, certain revenue and expenses are excluded from segments or included in corporate-level activity including certain legal settlements and accruals for legal contingencies.

Significant reconciling items were as follows:

(In millions)

Year Ended June 30,	2008	2007	2006
Summary of reconciling amounts:
Corporate-level activity(1)	$(6,925)	$(4,863)	$(4,896)
Stock-based compensation expense	844	123	(173)
Revenue reconciling amounts	368	120	(7)
Other	46	77	(132)

Total	$(5,667)	$(4,543)	$(5,208)

(1)	Corporate-level activity excludes stock-based compensation expense and revenue reconciling amounts presented separately in those line items.

No sales to an individual customer accounted for more than 10% of fiscal year 2008 or fiscal year 2007 revenue. Sales to Dell and its subsidiaries accounted for approximately 11% of fiscal year 2006 revenue. These sales were made primarily through our OEM and volume licensing channels and cover a broad array of products including Windows PC operating systems, Microsoft Office, and server products.

Revenue, classified by the major geographic areas in which our customers are located, was as follows:

(In millions)

Year Ended June 30,	2008	2007	2006
United States(1)	$35,928	$31,346	$27,957
Other countries	24,492	19,776	16,325

Total	$60,420	$51,122	$44,282

(1)	Includes shipments to customers in the United States and licensing to certain OEMs and multinational organizations.

Long-lived assets, classified by the geographic location of the controlling statutory company in which that company operates, were as follows:

(In millions)

Year Ended June 30,	2008	2007
United States	$19,129	$9,132
Other countries	1,194	856

Total	$20,323	$9,988

NOTE 20 RECAST INFORMATION

Effective July 1, 2008, we began presenting gains and losses resulting from foreign currency remeasurements as a component of other income, net. Prior to July 1, 2008, we included gains and losses resulting from foreign currency remeasurements as a component of sales and marketing expense. We changed our presentation because this better reflects how we manage these foreign currency exposures, and as such gains and losses arising from the remeasurement of foreign currency transactions are incidental to our operations.

The financial statements and accompanying notes have been recast to reflect the following gains resulting from foreign currency remeasurements which were previously recorded as a component of sales and marketing expense and are now presented as other income, net: fiscal year 2008 - $221 million; fiscal year 2007 - $86 million; and fiscal year 2006 - $92 million. This recast impacts the income statement line items sales and marketing expense, operating income, and other income, net. In addition, information in Note 3, “Other Income, Net” and Note 19, “Segment Information” has been recast to be consistent with the changes to the presentation of this financial information.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Microsoft Corporation:

We have audited the accompanying consolidated balance sheets of Microsoft Corporation and subsidiaries (the “Company”) as of June 30, 2008 and 2007, and the related consolidated statements of income, cash flows, and stockholders’ equity for each of the three years in the period ended June 30, 2008. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Microsoft Corporation and subsidiaries as of June 30, 2008 and 2007, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 2008, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, on July 1, 2007 the Company adopted the provisions of Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes – an interpretation of FASB Statement No. 109 and Emerging Issues Task Force Issue No. 06-2, Accounting for Sabbatical Leave and Other Similar Benefits Pursuant to FASB Statement No. 43.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of June 30, 2008, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated July 31, 2008 expressed an unqualified opinion on the Company’s internal control over financial reporting.

/s/ DELOITTE & TOUCHE LLP

Seattle, Washington
July 31, 2008
(November 19, 2008 as to Note 20)